                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                  ___________

                                   FORM 8-K
                                CURRENT REPORT



    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
                        Date of Report:  April 8, 1999



                      APPLIED MICRO CIRCUITS CORPORATION
            (Exact name of registrant as specified in its charter)



                                   000-23193
                           (Commission File Number)



           DELAWARE                                    94-2586591
(State or other jurisdiction of                     (I.R.S. Employer
incorporation or organization)                     Identification No.)



                              6290 SEQUENCE DRIVE
                              SAN DIEGO, CA 92121
                   (Address of principal executive offices)

      Registrant's telephone number, including area code: (619) 450-9333


                                      N/A
         (Former name or former address, if changed since last report)

ITEM 5. OTHER EVENTS.

     Pursuant to the Agreement and Plan of Merger, dated as of March 3, 1999 (the "Merger Agreement"), by and among Applied Micro Circuits Corporation, a Delaware corporation ("AMCC"), Wiley Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of AMCC ("Merger Sub"), and Cimaron Communications Corporation, a Delaware corporation ("Cimaron"), and the related Certificate of Merger filed with the Delaware Secretary of State on March 17, 1998, Merger Sub was merged with and into Cimaron (the "Merger"). As a result of the Merger, Cimaron has become a wholly-owned subsidiary of AMCC. The details of the announcement of the Merger Agreement are contained in AMCC's press release dated March 3, 1999 attached as an exhibit hereto and incorporated by reference herein. The acquisition is being accounted for as a pooling of interests transaction.

     At the time the Merger became effective on March 17, 1998 (the "Effective Time"), each issued and outstanding share of Cimaron Common Stock and Preferred Stock was converted into and exchanged for 0.3976 shares of AMCC Common Stock. Each issued and outstanding option to purchase shares of Cimaron Common Stock (the "Cimaron Options") was converted into an option to purchase that number of shares of AMCC Common Stock determined by multiplying the number of Cimaron shares subject to such Cimaron Option by the applicable exchange ratio set forth above. The aggregate number of shares of Common Stock of AMCC issued in accordance with the terms of the Merger Agreement upon such conversion and exchange was 2,908,587 shares. An additional 92,795 shares of AMCC Common Stock are issuable under outstanding options assumed by AMCC in the Merger. No fractional shares of AMCC Common Stock were issued or are issuable in connection with such conversion and exchange. In lieu thereof, AMCC has paid or will pay to the holders of fractional shares of AMCC Common Stock an amount in cash (rounded to nearest whole cent) equal to such fractional share interest multiplied by $39.06.

     Under the terms of the Merger Agreement, a total of at least 290,858, but not more than 300,000 shares of AMCC Common Stock issued as described in the preceding paragraph will be held in escrow for the purpose of indemnifying AMCC against certain liabilities of Cimaron. The escrow period shall terminate with respect to the escrowed shares upon the earlier of six months after the Effective Time or the date of issuance of the first independent audit report on AMCC's financial statements after the Effective Time, which include the financial results of Cimaron.

     AMCC has granted the holders of the shares of AMCC Common Stock issued in the Merger certain registration rights for a period of one year following the Effective Time.

     The amount of consideration paid in connection with the Merger was determined in arms-length negotiations between officers of AMCC and Cimaron. The terms of the transaction were approved by the Boards of Directors of AMCC, Merger Sub and Cimaron and by the shareholders of Merger Sub and Cimaron.

     The accompanying supplemental interim condensed consolidated financial statements contain certain restated financial information which has not yet been otherwise filed under the Securities Exchange Act of 1934 and have been retroactively restated to reflect the combined supplemental financial position and combined supplemental results of operations and cash flows of AMCC and Cimaron for all periods presented, giving effect to the acquisition which closed on March 17, 1999, as if it had occurred at the beginning of the earliest period presented.

     Cimaron was incorporated in the state of Delaware on January 2, 1998.
Prior to the combination, Cimaron's fiscal year end was December 31st. In presenting the supplemental interim consolidated financial statements of the combined Company, the operations of Cimaron for the period from January 2, 1998 (inception) through September 30, 1998 for Cimaron have been combined with the nine months ended December 31, 1998 for AMCC. Based on the manner in which the interim periods have been combined and the date of formation of Cimaron, the financial statements of AMCC as of March 31, 1998 and for the three years then ended which are included in AMCC's annual report on Form 10-K filed with the Securities Exchange Commission on June 15, 1998, as amended on October 15, 1998 remain the historical consolidated financial statements of the combined Company.

     Generally accepted accounting principles prohibit giving effect to a consummated business combination accounted for by the pooling of interests method in financial statements that do not include the date of consummation of the business combination. The accompanying supplemental consolidated financial statements do not extend through the date of consummation of the business combination; however, they will become the historical consolidated financial statements of the combined Company after financial statements covering the date of consummation of the business combination are issued.

                      APPLIED MICRO CIRCUITS CORPORATION
              SUPPLEMENTAL CONDENSED CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                            DECEMBER  31,    MARCH 31,
                                                                                                1998           1998
                                                                                            -------------    ---------
                                                                                             (UNAUDITED)
                                          ASSETS
                                          ------
Current assets:
     Cash and cash equivalents...........................................................        $ 12,477     $  6,460
     Short-term investments  available-for-sale..........................................          68,293       61,436
     Accounts receivable, net of allowance for doubtful accounts of  $180 and $350
       at December 31, 1998 (unaudited) and March 31, 1998, respectively.................          17,202       12,179
     Inventories.........................................................................           9,692        8,185
     Deferred income taxes...............................................................           3,587        3,882
     Notes receivable from officers and employees........................................             815           87
     Other current assets................................................................           2,039        2,297
                                                                                                 --------     --------
         Total current assets............................................................         114,105       94,526
Property and equipment, net..............................................................          22,683       17,218
Other assets.............................................................................           2,105        1,090
                                                                                                 --------     --------
         Total assets....................................................................        $138,893     $112,834
                                                                                                 ========     ========

                        LIABILITIES AND STOCKHOLDERS' EQUITY
                        ------------------------------------
Current liabilities:
     Accounts payable....................................................................        $  3,742     $  5,215
     Accrued payroll and related expenses................................................           5,150        5,057
     Other accrued liabilities...........................................................           3,737        2,344
     Deferred revenue....................................................................           1,575        1,873
     Current portion of long-term debt...................................................           1,417          567
     Current portion of capital lease obligations........................................             884        2,053
                                                                                                 --------     --------
         Total current liabilities.......................................................          16,505       17,109
Long-term debt, less current portion.....................................................           5,605        2,736
Long-term capital lease obligations, less current portion................................             765        1,355
Stockholders' equity:
    Preferred Stock, $0.01 par value:
      2,000,000 shares authorized, none issued and outstanding...........................               -            -
    Common Stock, $0.01 par value:
      Authorized shares - 60,000,000
      Issued and outstanding shares - 26,240,273 at December 31, 1998 (unaudited)
        and 22,536,013 at March 31, 1998.................................................             262          225
    Additional paid-in capital...........................................................          98,236       86,660
    Deferred compensation, net...........................................................          (1,176)        (472)
    Retained earnings....................................................................          19,151        5,722
    Notes receivable from stockholders...................................................            (455)        (501)
                                                                                                 --------     --------
         Total stockholders' equity......................................................         116,018       91,634
                                                                                                 --------     --------
    Total liabilities and stockholders' equity...........................................        $138,893     $112,834
                                                                                                 ========     ========

    See accompanying Notes to Supplemental Condensed Consolidated Financial
                                  Statements.

                      APPLIED MICRO CIRCUITS CORPORATION
           SUPPLEMENTAL CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                 NINE MONTHS
                                                                    ENDED
                                                                 DECEMBER 31,
                                                             -------------------
                                                               1998        1997
                                                             -------     -------
Net revenues..............................................   $76,258     $54,874
Cost of revenues..........................................    28,415      25,370
                                                             -------     -------
Gross profit..............................................    47,843      29,504
Operating expenses:
   Research and development...............................    16,194       9,339
   Selling, general and administrative....................    13,033      10,260
                                                             -------     -------
     Total operating expenses.............................    29,227      19,599
                                                             -------     -------
Operating income..........................................    18,616       9,905
Interest income, net......................................     2,613         294
                                                             -------     -------
Income before income taxes................................    21,229      10,199
Provision for income taxes................................     7,457         262
                                                             -------     -------
Net income................................................   $13,772     $ 9,937
                                                             =======     =======
Basic earnings per share:
   Earnings per share.....................................   $  0.57     $  1.37
                                                             =======     =======
   Shares used in calculating basic earnings per share....    24,284       7,243
                                                             =======     =======
Diluted earnings per share:
   Earnings per share.....................................   $  0.51     $  0.51
                                                             =======     =======
   Shares used in calculating diluted earnings per share..    27,198      19,306
                                                             =======     =======


    See accompanying Notes to Supplemental Condensed Consolidated Financial
                                  Statements.

                       APPLIED MICRO CIRCUITS CORPORATION
          SUPPLEMENTAL CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                                               NINE  MONTHS ENDED
                                                                                                  DECEMBER 31,
                                                                                             ---------------------
                                                                                                1998         1997
                                                                                             ----------   --------
Operating Activities
    Net income............................................................................   $  13,772    $  9,937
    Adjustments to reconcile net income to net cash provided by operating activities:
        Depreciation and amortization.....................................................       5,060       4,053
        Write-offs of inventories.........................................................           -         598
        Amortization of deferred compensation.............................................         193          87
        Changes in assets and liabilities:
              Accounts receivable.........................................................      (5,023)     (2,111)
              Inventories.................................................................      (1,507)     (1,070)
              Other current assets........................................................         258        (237)
              Accounts payable............................................................      (1,473)      2,582
              Accrued payroll and other accrued liabilities...............................       5,163        (642)
              Deferred income taxes.......................................................         295      (1,813)
              Deferred revenue............................................................        (298)        455
                                                                                             ---------    --------
          Net cash provided by operating activities.......................................      16,440      11,839
Investing Activities
    Proceeds from sales and maturities of short-term investments..........................     136,245      23,268
    Purchase of short-term investments....................................................    (143,102)    (41,466)
    Payments on notes receivable from officer and employees...............................         262           -
    Notes receivable from officer and employees...........................................           -        (118)
    Purchase of property and equipment and other assets...................................     (11,988)     (8,431)
                                                                                             ---------    --------
          Net cash used for investing activities..........................................     (18,583)    (26,747)
Financing Activities
    Proceeds from issuance of common stock, net...........................................       2,262      25,454
    Issuance (repurchase) of preferred stock..............................................       4,310      (3,877)
    Payments on notes receivable from stockholders........................................          46          12
    Payments on capital lease obligations.................................................      (1,759)     (2,209)
    Proceeds from long-term debt..........................................................       3,784           -
    Payments on long-term debt............................................................        (483)        (37)
                                                                                             ---------    --------
          Net cash provided by financing activities.......................................       8,160      19,343
                                                                                             ---------    --------
          Net increase in cash and cash equivalents.......................................       6,017       4,435
Cash and cash equivalents at beginning of period..........................................       6,460       5,488
                                                                                             ---------    --------
Cash and cash equivalents at end of period................................................   $  12,477    $  9,923
                                                                                             =========    ========

Supplemental disclosure of cash flow information:
    Cash paid for:
       Interest...........................................................................   $     373    $    358
       Income taxes.......................................................................   $   2,505    $  2,559

    See accompanying Notes to Supplemental Condensed Consolidated Financial
                                  Statements.

                       APPLIED MICRO CIRCUITS CORPORATION

       NOTES TO SUPPLEMENTAL CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1.  BASIS OF PRESENTATION

INTERIM FINANCIAL INFORMATION (UNAUDITED)

    The accompanying unaudited supplemental interim condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. The accompanying supplemental interim condensed consolidated financial statements reflect all adjustments (consisting of normal recurring accruals) which are, in the opinion of management, considered necessary for a fair presentation of the results for the interim periods presented. Interim results are not necessarily indicative of results for a full year. Applied Micro Circuits Corporation ("AMCC" or "the Company") has experienced significant quarterly fluctuations in operating results and it expects that these fluctuations in revenues, expenses and net income will continue.

    The supplemental interim condensed consolidated financial statements and related disclosures have been prepared with the presumption that users of the supplemental interim condensed consolidated financial information have read or have access to the audited consolidated financial statements for the preceding fiscal year. Accordingly, these supplemental interim condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and the related notes thereto contained in AMCC's Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended March 31, 1998 as amended on October 15, 1998.

As more fully described in note 2, in March 1999, AMCC acquired all of the issued and outstanding shares Cimaron Communications Corporation ("Cimaron"). The acquisition was accounted for using the pooling-of-interests method of accounting and, accordingly, the supplemental interim consolidated financial statements reflect the combined financial position and operating results for AMCC and Cimaron for all periods presented giving retroactive effect to the pooling transaction. All significant intercompany accounts have been eliminated. These supplemental condensed consolidated financial statements will become the historical consolidated financial statements of the combined Company upon the issuance of financial statements for a period that includes the date of the merger.

EARNINGS PER SHARE

    In February 1997, the Financial Accounting Standards Board issued SFAS 128, "Earnings per Share," which supersedes APB Opinion No. 15. SFAS 128 replaces the presentation of primary earnings per share (EPS) with "Basic EPS" which includes no dilution and is based on weighted-average common shares outstanding for the period. Companies with complex capital structures, including AMCC, are also required to present "Diluted EPS" that reflects the potential dilution of securities such as employee stock options and warrants to purchase common stock. SFAS 128 is effective for financial statements issued for periods ending after December 15, 1997. On February 3, 1998, the SEC issued Staff Accounting Bulletin
(SAB) No. 98 which revised the previous instructions for determining the dilutive effects in earnings per share computations of common stock and common stock equivalents issued at prices below AMCC's initial public offering (the "IPO") price prior to the effectiveness of the IPO.

    The reconciliation of shares used to calculate basic and diluted earnings per share consists of the following (in thousands):

                                                      NINE MONTHS
                                                          ENDED
                                                      DECEMBER 31,
                                                  --------------------
                                                   1998          1997
                                                  ------        ------
Shares used in Basic Earnings Per Share
    Computations - Weighted average
    common shares outstanding                     24,284         7,243

Effect of  conversion of preferred stock from
     date of issuance                                  -         9,911
Net effect of dilutive common share
     equivalents based on the treasury stock
     method                                        2,914         2,152
                                                  ------        ------
Shares used in Diluted Earnings Per Share
     Computations                                 27,198        19,306
                                                  ======        ======


NEW ACCOUNTING STANDARDS

    On April 1, 1998 the Company adopted, the Statement of Financial Accounting Standards (SFAS) No. 130, Reporting Comprehensive Income, and SFAS No. 131, Segment Information. SFAS No. 130 requires that all components of comprehensive income, including net income, be reported in the financial statements in the period in which they are recognized. Comprehensive income is defined as the change in equity during a period from transactions and other events and circumstances from non-owner sources. Comprehensive income for the nine months ended December 31, 1998 and 1997 did not differ from net income for the same periods. SFAS No. 131 amends the requirements for public enterprises to report financial and descriptive information about its reportable operating segments. Operating segments, as defined in SFAS No. 131, are components of an enterprise for which separate financial information is available and is evaluated regularly by the Company in deciding how to allocate resources and in assessing performance. The Company believes it operates in one business and operating segment. The adoption of SFAS No. 131 did not have a material impact on the Company's operations or financial position.

2.  ACQUISITION

On March 17, 1999, the Company acquired Cimaron, a privately-held Delaware corporation formed on January 2, 1998, specializing in the design, development, and marketing of high performance semiconductor products in the communication equipment supplier market. At the Effective Time of the merger, each issued and outstanding share of Cimaron Preferred and Common Stock was converted into and exchanged for 0.3976 shares of AMCC stock. Stockholders of Cimaron received approximately 3,000,000 shares of the Company's common stock in exchange for all of the outstanding common stock and common stock equivalents of Cimaron. The acquisition has been accounted for using the pooling-of-interests method of accounting, and accordingly, the historical financial statements of periods prior to the consummation of the combination have been restated as though the companies had been combined for all periods presented. In presenting the supplemental interim consolidated financial statements, the operations of Cimaron for the period from January 2, 1998 (inception of Cimaron) through September 30, 1998 been combined with the nine months ended December 31, 1998 for AMCC. The combined Company will record a charge in the fourth quarter of fiscal 1999 of approximately $3.1 million related to the estimated costs of the merger. Approximately $700,000 of these total merger costs were incurred by Cimaron and will not be reflected in the Company's results of operations for the fourth quarter of fiscal 1999 because Cimaron's results of operations for this period will be reflected as a charge to retained earnings.

Separate results for both AMCC and Cimaron for the nine months ended December 31, 1998 and 1997 were as follows:

                                                  AMCC     Cimaron    Combined
Nine months ended December 31,  1998:
      Total revenue                            $ 75,436    $  822    $ 76,258
      Net income (loss)                        $ 14,576    $ (804)   $ 13,772

Nine months ended December 31, 1997:
      Total revenue                            $ 54,874    $    0    $ 54,874
      Net income                               $  9,937    $    0    $  9,937

3.  CERTAIN FINANCIAL STATEMENT INFORMATION

                                               DECEMBER 31,    MARCH 31,
                                                  1998           1998
                                               -----------     ---------
                                               (unaudited)
       Inventories (in thousands):
          Raw materials                        $  1,435        $ 1,207
          Work in process                         6,842          5,161
          Finished goods                          1,415          1,817
                                               --------        -------
                                               $  9,692        $ 8,185
                                               ========        =======


4.  RIGHT TO PURCHASE LAND

    In July 1998, the Company acquired the right to purchase, in the form of a ground lease, a parcel of land as a site for its new wafer fabrication facility. This parcel of land is located approximately one quarter mile from the Company's headquarters in San Diego, California. The Company has made payments of $1.0 million related to this transaction through December 31, 1998. In December 1998, the Company exercised this right to acquire the land and will be required to make additional payments of approximately $3.7 million by May 31, 1999.

Management's Discussion and Analysis of Financial Condition and Results of Operations

    The following discussion should be read in conjunction with the Consolidated Financial Statements and the notes thereto and with Management's Discussion and Analysis of Financial Condition and Results of Operations that are included in the Annual Report on Form 10-K for the year ended March 31, 1998 for Applied Micro Circuits Corporation (the "Company" or "AMCC"). This current report on Form 8-K and in particular Management's Discussion and Analysis of Financial Condition and Results of Operations, contains forward-looking statements regarding future events or the future performance of the Company that involve certain risks and uncertainties. Actual events or the actual future results of the Company may differ materially from any forward-looking statements due to such risks and uncertainties. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. The Company assumes no obligation to update these forward-looking statements to reflect actual results or changes in factors or assumptions affecting such forward-looking assumptions.

OVERVIEW

    AMCC designs, develops, manufactures and markets high-performance, high-bandwidth silicon solutions for the world's communications infrastructure. The Company tailors solutions to customer and market requirements by using a combination of high-frequency analog, digital and mixed-signal design expertise coupled with system-level knowledge and multiple silicon process technologies. AMCC believes that its internal bipolar and BiCMOS processes, complemented by advanced CMOS and planned silicon germanium BiCMOS processes from external foundries, enable the Company to offer high-performance, highly integrated solutions optimized for specific applications and customer requirements. The Company further believes that its products provide significant cost, power, performance and feature advantages for systems OEMs in addition to accelerating time to market. The Company also provides products for the automated test equipment ("ATE"), high-speed computing and military markets.

RESULTS OF OPERATIONS

    The following table sets forth certain consolidated statement of operations data as a percentage of revenues for the periods indicated:

                                                    NINE  MONTHS ENDED
                                                    ------------------
                                                       DECEMBER 31,
                                                       ------------
                                                     1998      1997
                                                    ------    ------
Net revenues.................................       100.0%    100.0%
Cost of revenues.............................        37.3%     46.2%
                                                    -----     -----
Gross profit.................................        62.7%     53.8%
Operating expenses:
  Research and development...................        21.2%     17.0%
  Selling, general and administrative........        17.1%     18.7%
                                                    -----     -----
     Total operating expenses................        38.3%     35.7%
                                                    -----     -----
Operating income.............................        24.4%     18.1%
Net interest income..........................         3.4%      0.5%
                                                    -----     -----
Income before provisions for income taxes....        27.8%     18.6%
Provision for income taxes...................         9.8%      0.5%
                                                    -----     -----
Net income...................................        18.0%     18.1%
                                                    =====     =====

NET REVENUES

    Net revenues for the nine months ended December 31, 1998 were approximately $76.3 million representing an increase of 39% over net revenues of $54.9 million for the nine months ended December 31, 1997. Revenues from sales of communications products increased from 47% of net revenues for the nine months ended December 31, 1997 to 53% of net revenues for the nine months ended December 31, 1998, reflecting unit growth in shipments of existing products, as well as the introduction of new products for these markets. Revenues from sales of products to other markets, consisting of the ATE, high-speed computing and military markets, decreased from 53% of net revenues during the nine months ended December 31, 1997 to 47% of net revenues for the nine months ended December 31, 1998, although aggregate revenues from sales to these other markets increased in absolute dollars. The increase in revenues in absolute dollars attributable to these other markets was primarily due to $6.1 million of shipments in the nine months ended December 31, 1998 relating to the partial fulfillment of an end-of-life order from Raytheon Systems Co. Sales to Nortel accounted for 18% of net revenues for nine months ended December 31, 1998 as compared to 20% for the nine months ended December 31, 1997. Sales to Raytheon Systems Co., a military customer, accounted for 13% of net revenues for the nine months ended December 31, 1998 and were less than 10% of revenues in the comparable period in the prior fiscal year. Sales to Insight Electronics, Inc., the Company's domestic distributor, accounted for 13% of net revenues in the nine months ended December 31, 1998 compared to less than 10% for the nine months ended December 31, 1997. Sales outside of North America accounted for 25% of net revenues for the nine months ended December 31, 1998 as compared to 24% for the nine months ended December 31, 1997. Although less than eight percent of the Company's revenues were attributable to sales in Asia during the nine months ended December 31, 1998, the recent economic instability in certain Asian countries could adversely affect the Company's business, financial condition and operating results, particularly to the extent that this instability impacts the sales of products manufactured by the Company's customers.

GROSS MARGIN

    Gross margin (gross profit as a percentage of net revenues) was 62.7% for the nine months ended December 31, 1998 as compared to 53.8% for the nine months ended December 31, 1997. The increase in gross margin resulted from increased utilization of the Company's wafer fabrication facility, as well as cost reductions of approximately $1.7 million for the nine months ended December 31, 1998 on purchased parts, direct materials and services. The Company's gross margin is primarily impacted by factory utilization, wafer yields, product mix and the Company's timing of depreciation expense and other costs associated with expanding its manufacturing capacity. AMCC does not expect its gross margin to continue to increase at the rates reflected above, and there can be no assurance that the trend of increasing gross margins will continue. In addition, the factors that affect gross margin can vary significantly from quarter to quarter, which would likely result in fluctuations in quarterly gross margin and net income.

RESEARCH AND DEVELOPMENT


    Research and development ("R&D") expenses increased to approximately $16.2 million, or 21.2% of net revenues, for the nine months ended December 31, 1998 from approximately $9.3 million, or 17.0% of net revenues, for the nine months ended December 31, 1997. The increases in R&D expenses for the nine months ended December 31, 1998 were due to accelerated new product and process development efforts, including increases in personnel costs of $2.5 million, increases in prototyping and outside contractor costs of $3.2 million and increases in certain other expenses. The increases in the costs described above include the impact of AMCC's acquisition of Cimaron which increased R&D by $1.5 million for the nine months ended December 31, 1998 but did not affect R&D for the nine months ended December 31, 1997 due to Cimaron's inception on January 2, 1998. The Company believes that a continued commitment to R&D is vital to maintain a leadership position with innovative communications products. Accordingly, the Company expects R&D expenses to increase in absolute dollars in the future. Currently, R&D expenses are primarily focused on the development of products and manufacturing processes for the telecommunications and data communications markets, and the Company expects to continue this focus.

SELLING, GENERAL AND ADMINISTRATIVE

    Selling, general and administrative ("SG&A") expenses were approximately $13 million, or 17.1% of net revenues, for the nine months ended December 31, 1998, as compared to approximately $10.3 million, or 18.7% of net revenues, for the nine months ended December 31, 1997. The increase in SG&A expenses in absolute dollars for the nine months ended December 31, 1998, primarily reflected an increase of $1.4 million in personnel costs, an increase of $400,000 in product promotion expenses, an increase of $400,000 in commissions earned by third-party sales representatives, an increase of $200,000 in legal costs and increases in certain other costs. The decrease in SG&A expenses as a percentage of net revenues in the nine months ended December 31, 1998 was a result of net revenues increasing more rapidly than SG&A expenses. The Company expects SG&A expenses to increase in the future due to additional staffing in the Company's sales and marketing departments, due to increased spending on information technology, and due to increased product promotion expenses.

OPERATING MARGIN

    The Company's operating margin increased to 24.4% of net revenues for the nine months ended December 31, 1998 compared to 18.1% for the nine months ended December 31, 1997 principally as a result of the increase in gross margin and the decrease in SG&A expenses as a percentage of net revenues, offset partially by increases in R&D expense as a percentage of net revenues.

NET INTEREST INCOME

    Net interest income increased to $2.6 million for the nine months ended December 31, 1998 from $294,000 for the nine months ended December 31, 1997. This increase was due principally to higher interest income from larger cash and short-term investment balances generated by the proceeds from the Company's public offerings completed in the second half of the fiscal year ended March 31, 1998.

INCOME TAXES

    The Company's estimated annual effective tax rate used for the nine months ended December 31, 1998 was 35.1%, compared to an effective tax rate of 2.6% for the nine months ended December 31, 1997. This increase in the tax rate was due to the Company's expectation that its effective tax rate will approximate statutory rates in fiscal 1999. Fiscal 1998's effective tax rate was decreased from statutory rates due to the reduction of a valuation allowance recorded against deferred tax assets for net operating loss carryforwards and credits.

DEFERRED COMPENSATION

    In connection with the grant of certain stock options to employees during the six months ended September 30, 1997, the Company recorded aggregate deferred compensation of $599,000, representing the difference between the fair value of the Common Stock at the date of grant for accounting purposes and the option exercise price of such options. Additionally, during the nine months ended December 31, 1998 the Company recorded deferred compensation of approximately $900,000 related to restricted stock and options granted to founders and employees of Cimaron. Such amount is presented as a reduction of stockholders' equity and amortized ratably over the vesting period of the applicable options. Amortization of deferred compensation recorded for the nine months ended December 31, 1998 was $193,000. The Company currently expects to record amortization of deferred compensation with respect to these option grants of approximately $277,000, $295,000,

$214,000, $99,000 and $15,000 during the fiscal years ended March 31, 1999, 2000, 2001, 2002, and 2003, respectively.

BACKLOG

    The Company's sales are made primarily pursuant to standard purchase orders for delivery of products. Quantities of the Company's products to be delivered and delivery schedules are frequently revised to reflect changes in customer needs, and customer orders can be canceled or rescheduled without significant penalty to the customer. For these reasons, the Company's backlog as of any particular date is not representative of actual sales for any succeeding period, and the Company therefore believes that backlog is not a good indicator of future revenue. The Company's backlog for products requested to be shipped and nonrecurring engineering services to be completed in the next six months was $38.3 million on December 31, 1998, compared to $28.2 million on December 31, 1997. Included in backlog at December 31, 1998 is the $13.2 million balance of an order received from Raytheon Systems Co. related to an end-of-life buy for integrated circuits used in its high speed radar systems.

RECENTLY ADOPTED ACCOUNTING STANDARDS

    In April 1998, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income" and SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information". The adoption of these standards did not effect the operations or financial position of the Company at December 31, 1998 or for the three months and nine months then ended.

YEAR 2000

    As a semiconductor manufacturer with its own wafer fabrication facility, the Company is dependent on computer systems and manufacturing equipment with embedded hardware or software to conduct its business. The Company has developed and is currently executing a plan designed to make its computer systems, applications, computer and manufacturing equipment and facilities Year 2000 ready. The plan covers five stages including (i) inventory, (ii) assessment, (iii) remediation, (iv) testing, and (v) contingency planning. As of December 31, 1998, the Company is in the process of performing the inventory and assessment stages and expects to complete these stages in March 1999. The Company will primarily utilize internal resources to reprogram, or replace where necessary, and test the software for Year 2000 modifications. The remediation, testing and contingency planning stages are targeted to be completed in November 1999.

    The Company is in process of communicating with its critical external suppliers to determine the extent to which the Company may be vulnerable to such parties' failure to resolve their own Year 2000 issues. Where practicable, the Company will assess and attempt to mitigate its risks with respect to the failure of these entities to be Year 2000 ready. The effect, if any, on the Company's results of operations from the failure of such parties to be Year 2000 ready, is not reasonably estimable.

    As of December 31, 1998, the Company had incurred and expensed approximately $200,000 related to the Year 2000 project and expects to incur an
additional $700,000 on completing the Year 2000 project.   Approximately one-
half of the costs associated with the Year 2000 project are expected to relate to internal resources that have been reallocated from other projects, with the balance of costs reflecting incremental spending for equipment and software upgrades. The costs of the Year 2000 project are expected to be funded through operating cash flows, with the cost of internal resources expensed as incurred and the cost of equipment and software upgrades capitalized or expensed in accordance with the Company's policy on property and equipment.

    The costs of the project and the date on which the Company plans to complete the Year 2000 modifications are based on management's best estimates, which were derived utilizing numerous assumptions of future events including the continued availability of certain resources, third party modification plans and other factors. However, there can be no guarantee that these estimates will be achieved and actual results could differ materially from those plans. Specific factors that might cause such material differences include, but are not limited to, the availability and cost of personnel trained in this area, the ability to locate and correct all relevant computer codes and the ability to identify and correct equipment with embedded hardware or software and similar uncertainties.

LIQUIDITY AND CAPITAL RESOURCES

    The Company's principal source of liquidity as of December 31, 1998 consisted of $80.8 million in cash, cash equivalents and short-term investments. Working capital as of December 31, 1998 was $97.6 million, compared to $77.4 million as of March 31, 1998.

    For the nine months ended December 31, 1998 and 1997, net cash provided by operating activities was $16.4 million and $11.8 million, respectively. Net cash provided by operating activities for the nine months ended December 31, 1998 primarily reflected net income before depreciation and amortization expense plus increased accrued liabilities less increased accounts receivable and inventories. Net cash provided by operating activities for the nine months ended December 31, 1997 primarily reflected net income before depreciation and amortization expense plus increased accounts payables less increased accounts receivables, deferred income taxes, and inventories and less decreased accrued liabilities.

    Capital expenditures and the purchase of other assets totaled $12.0 million and $8.4 million for the nine months ended December 31, 1998 and 1997, respectively, of which $4.2 million was financed using debt for the nine months ended December 31, 1998. The Company has tentative plans to initiate construction of a new six-inch wafer fabrication facility during 2000 and to complete the physical plant during 2001. The Company believes the new facility will not begin commercial production prior to late

2001. The Company currently expects to spend approximately $4.0 million and $12.0 million on capital expenditures and the purchase of other assets in the last quarter of fiscal 1999 and in fiscal year 2000, respectively, of which approximately $4.0 million is currently planned to relate to the initial site acquisition and planning of the Company's new wafer fabrication facility. In July 1998 the Company acquired the right to purchase, in the form of a ground lease, a parcel of land as a site for its new wafer fabrication facility. This parcel of land is located approximately one-quarter mile from the Company's headquarters in San Diego, California. The Company has made payments of $1.0 million related to this transaction through December 31, 1998. In December 1998, the Company exercised this right to acquire the land and will be required to make additional payments of approximately $3.7 million by May 31, 1999. In the course of acquiring land and securing financing for the proposed new facility, the Company may be required to expend additional funds and to provide marketable securities as collateral. The Company estimates that the total cost of the new wafer fabrication facility will be at least $80.0 million, of which at least $35.0 million relates to the purchase of land and construction of the facility and at least $45.0 million relates to capital equipment purchases. The Company plans to finance the new wafer fabrication facility through a combination of available cash, cash equivalents and short term investments, cash from operations and debt and lease financing. The Company is also exploring other alternatives for the expansion of its manufacturing capacity and process development capabilities, including purchasing a wafer fabrication facility or entering into strategic relationships to obtain additional capacity. Although the Company believes that it will be able to obtain financing for a significant portion of the planned capital expenditures at competitive rates and terms from its existing and new financing sources, there can be no assurance that the Company will be successful in these efforts or that the new facility will be completed and in volume production within its current budget or within the period currently scheduled by the Company. Furthermore, there can be no assurance that other alternatives to constructing a new wafer fabrication facility will be available on a timely basis or at all.

    The Company believes that its available cash, cash equivalents and short-term investments, and cash generated from operations, will be sufficient to meet the Company's capital requirements for the next 12 months, although the Company could be required, or could elect, to seek to raise additional capital during such period. The Company expects that it will need to raise additional debt or equity financing in the future to finance its internal growth and to potentially finance acquisitions of other businesses. There can be no assurance that such additional debt or equity financing will be available on commercially reasonable terms or at all.

FACTORS THAT MAY AFFECT FUTURE RESULTS
--------------------------------------

Fluctuations in Operating Results

    AMCC has experienced and may in the future experience fluctuations in its operating results. The Company had fluctuating revenues and incurred net losses in fiscal 1995 and 1996. The Company's quarterly and annual operating results are affected by a wide variety of factors that could materially and adversely affect revenues, gross profit and operating income, including, but not limited to: the rescheduling or cancellation of orders by customers; fluctuations in the timing and amount of customer requests for product shipments; fluctuations in manufacturing output, yields and inventory levels; changes in product mix; the Company's ability to introduce new products and technologies on a timely basis; the announcement or introduction of products and technologies by the Company's competitors; the availability of external foundry capacity, purchased parts and raw materials; competitive pressures on selling prices; the amounts and timing of costs associated with warranties and product returns; the amounts and timing of investments in research and development; market acceptance of the Company's and its customers' products; the timing of depreciation and other expenses to be incurred by the Company in connection with its proposed new wafer fabrication facility; costs associated with compliance with applicable environmental regulations or remediation; costs associated with future litigation, if any, including without limitation, litigation or settlements relating to the use or ownership of intellectual property; general semiconductor industry conditions; and general economic conditions, including, but not limited to, economic conditions in Asia.

    The Company's expense levels are relatively fixed and are based, in part, on its expectations of future revenues. Because the Company is continuing to increase its operating expenses for personnel and new product development and is limited in its ability to reduce expenses quickly in response to any revenue shortfalls, the Company's business, financial condition and operating results would be adversely affected if increased revenues are not achieved. Furthermore, sudden shortages of raw materials or production capacity constraints can lead producers to allocate available supplies or capacity to customers with resources greater than those of the Company, which could interrupt the Company's ability to meet its production obligations. Finally, average selling prices in the semiconductor industry historically have decreased over the life of a product, and as a result, the average selling prices of the Company's products may be subject to significant pricing pressures in the future. In response to such pressures, the Company may take pricing or other actions that could have a material adverse effect on the Company's business, financial condition and operating results.

    The Company's business is characterized by short-term orders and shipment schedules, and customer orders typically can be canceled or rescheduled without significant penalty to the customer. Due to the absence of substantial noncancellable backlog, the Company typically plans its production and inventory levels based on internal forecasts of customer demand, which is highly unpredictable and can fluctuate substantially. In addition, from time to time, in response to anticipated long lead times to obtain inventory and materials from its outside foundries, the Company may order materials in advance of anticipated customer demand, which might result in excess inventory levels or unanticipated inventory write-downs if expected orders fail to materialize or other factors render the customer's products less marketable. Furthermore, the Company currently anticipates that an increasing portion of its revenues in future periods will be derived from sales of application-specific standard products ("ASSPs"), as compared to application-specific integrated circuits ("ASICs"). Customer orders for ASSPs typically have shorter lead times than orders for ASICs, which may make it increasingly difficult for the Company to predict its revenues and inventory levels and adjust production appropriately in future periods. A failure by the Company to plan inventory and production levels effectively could have a material adverse effect on the Company's business, financial condition and operating results.

    As a result of the foregoing or other factors, the Company may experience fluctuations in future operating results on a quarterly or annual basis that could materially and adversely affect its business, financial condition and operating results. For example, as a result of the termination of a relationship with a strategic foundry partner, decreased orders from two major customers, charges associated with a reduction in the Company's workforce and charges for excess inventory, the Company experienced revenue fluctuations and incurred net losses in fiscal 1995 and 1996. Accordingly, the Company believes that period-to-period comparisons of its operating results should not be relied upon as an indication of future performance. In addition, the results of any quarterly period are not indicative of results to be expected for a full fiscal year. There can be no assurance that the Company will be able to achieve increased sales or maintain its profitability in any future period. In certain future quarters, the Company's operating results may be below the expectations of public market analysts or investors. In such event, the market price of the Company's Common Stock could be materially and adversely affected.

Manufacturing Yields

    The fabrication of semiconductors is a complex and precise process. Minute levels of contaminants in the manufacturing environment, defects in masks used to print circuits on a wafer, difficulties in the fabrication process or other factors can cause a substantial percentage of wafers to be rejected or a significant number of die on each wafer to be nonfunctional. In addition, the Company's ongoing expansion of the manufacturing capacity of its existing wafer fabrication facility could increase the risk to the Company of contaminants in such facility. Many of these problems are difficult to diagnose, time consuming and expensive to remedy and can result in shipment delays. As a result, semiconductor companies often experience problems in achieving acceptable wafer manufacturing yields, which are represented by the number of good die as a proportion of the total number of die on any particular wafer, particularly in connection with the commencement of production in a new fabrication facility or the transfer of manufacturing operations between fabrication facilities. Because the majority of the Company's costs of manufacturing are relatively fixed, maintenance of the number of shippable die per wafer is critical to the Company's results of operations. Yield decreases can result in substantially higher unit costs and may result in reduced gross profit and net income. The Company has in the past experienced yield problems in connection with the manufacture of its products. For example, in the second quarter of fiscal 1997 the Company experienced a decrease in internal yields primarily due to the Company's increasing volume production of a single product at less than normal production yields in support of a customer's delivery requirements. This decrease in internal yields adversely impacted the Company's gross margin for the quarter by approximately $600,000. The Company estimates yields per wafer in order to estimate the value of inventory. If yields are materially different than projected, work-in-process inventory may need to be revalued. The Company has in the past and may in the future from time to time take inventory write-downs as a result of decreases in manufacturing yields. There can be no assurance that the Company will not suffer periodic yield problems in connection with new or existing products or in connection with the commencement of production in the Company's proposed new manufacturing facility or the transfer of the Company's manufacturing operations to such facility, any of which problems could cause the Company's business, financial condition and operating results to be materially and adversely affected. See "--Manufacturing Capacity Limitations; New Production Facility."

    Semiconductor manufacturing yields are a function both of product design and process technology. In cases where products are manufactured for the Company by an outside foundry, the process technology is typically proprietary to the manufacturer. Since low yields may result from either design or process technology failures, yield problems may not be effectively determined or resolved until an actual product exists that can be analyzed and tested to identify process sensitivities relating to the design rules that are used. As a result, yield problems may not be identified until well into the production process, and resolution of yield problems would require cooperation by and communication between the Company and the manufacturer. In some cases this risk could be compounded by the offshore location of certain of the Company's manufacturers, increasing the effort and time required to identify, communicate and resolve manufacturing yield problems. If the Company develops relationships with additional outside foundries, yields could be adversely affected due to difficulties associated with adapting the Company's technology and product design to the proprietary process technology and design rules of such new foundries. Because of the Company's limited access to wafer fabrication capacity from its outside foundries for certain of its products, any decrease in manufacturing yields of such products could result in an increase in the Company's per unit costs for such products and force the Company to allocate its available product supply among its customers, thus potentially adversely impacting customer relationships as well as revenues and gross margin. There can be no assurance that the Company's outside foundries will achieve or maintain acceptable manufacturing yields in the future. Furthermore, the Company also faces the risk of product recalls resulting from design or manufacturing defects which are not discovered during the manufacturing and testing process. Any of the foregoing factors could have a material adverse effect on the Company's business, financial condition and operating results.


Increasing Dependence on Telecommunications and Data Communications Markets and Increasing Dependence on Application-Specific Standard Products

    An important part of the Company's strategy is to continue its focus on the telecommunications market and to leverage its technology and expertise to penetrate further the data communications market for high-speed ICs. The Company anticipates that sales to its other traditional markets will grow more slowly or not at all and, in some instances, as in the case of military markets, may decrease over time. The telecommunications and data communications markets are characterized by extreme price competition, rapid technological change, industry standards that are continually evolving and, in many cases, short product life cycles. These markets frequently undergo transitions in which products rapidly incorporate new features and performance standards on an industry wide basis. If, at the beginning of each such transition, the Company's products are unable to support the new features or performance levels being required by OEMs in these markets, the Company would be likely to lose business from an existing or potential customer and, moreover, would not have the opportunity to compete for new design wins until the next product transition occurs. There can be no assurance that the Company will be able to penetrate the telecommunications or data communications market successfully. A failure by the Company to develop products with required features or performance standards for the telecommunications or data communications markets, a delay as short as a few months in bringing a new product to market or a failure by the Company's telecommunications or data communications customers to achieve market acceptance of their products by end-users could significantly reduce the Company's revenues for a substantial period, which would have a material adverse effect on the Company's business, financial condition and operating results.

     A significant portion of the Company's revenues in recent periods has been, and is expected to continue to be, derived from sales of products based on the Synchronous Optical Network ("SONET")/Synchronous Digital Hierarchy ("SDH") transmission standards and the Asynchronous Transfer Mode ("ATM") transmission standard. If the communications market evolves to new standards, there is no assurance the Company will be able to successfully design and manufacture new products that address the needs of its customers or that such new products will meet with substantial market acceptance. Although the Company has developed products for the Gigabit Ethernet and Fibre Channel communications standards, volume sales of these products have only recently commenced, and there is no assurance AMCC will be successful in addressing the market opportunities for products based on these standards. See "--Rapid Technological Change; Necessity to Develop and Introduce New Products."

    The Company has under development a number of ASSPs for the telecommunications and data communications markets, from which it expects to derive an increasing portion of its future revenues. The Company has a limited operating history in selling ASSPs, particularly to customers in the telecommunications and data communications markets, upon which an evaluation of the Company's prospects in such markets can be based. In addition, the Company's relationships with certain customers in these markets have been established recently. The Company's future success in selling ASSPs, and in particular, selling ASSPs to customers in the telecommunications and data communications markets, will depend in large part on whether the Company's ASSPs are developed on a timely basis and whether such products achieve market acceptance among new and existing customers, and on the timing of the commencement of volume production of the OEMs' products, if at all. The Company has in the past encountered difficulties in introducing new products in accordance with customers' delivery schedules and the Company's initial expectations. There can be no assurance the Company will not encounter such difficulties in the future or that the Company will be able to develop and introduce ASSPs in a timely manner so as to meet customer demands. Any such difficulties or a failure by the Company to develop and timely introduce such ASSPs could have a material adverse effect on the Company's business, financial condition and operating results. See "--Rapid Technological Change; Necessity to Develop and Introduce New Products."

Risks Related to the Cimaron Merger.

    On March 17, 1999, the Company completed the acquisition of Cimaron Communications Corporation. Acquisition transactions, in general, are accompanied by a number of risks, including: the difficulty of assimilating the operations and personnel of the acquired company; the potential disruption of AMCC's and Cimaron's ongoing business and distraction of management; unanticipated expenses related to technology integration; the maintenance of uniform standards, controls, procedures and policies; the impairment of relationships with employees and customers as a result of any integration of new management personnel; and the potential unknown liabilities associated with acquired businesses. AMCC may not be successful in addressing these risks or any other problems encountered in connection with such acquisition.

    In addition, the market price of AMCC common stock could decline as a result of the merger if: the integration of AMCC and Cimaron is unsuccessful; the combined company does not achieve the perceived benefits of the merger as rapidly or to the extent anticipated by financial analysts; or the effect of the merger on the combined company financial results is not consistent with the expectations of financial analysts.

    AMCC intends to account for the merger under the pooling of interest accounting and financial reporting rules. To qualify the merger as a pooling of interests for accounting purposes, AMCC and Cimaron and their respective affiliates must meet the criteria for pooling of interests accounting established in opinions published by the Accounting Principals Board and interpreted by the Financial Accounting Standards Board and the Commission. These opinions are complex and the interpretation of them is subject to change. Consummation of the merger was conditioned, among other things, upon the receipt by AMCC of a letter from its independent accountants and Cimaron's independent accountants that, subject to customary qualifications, they concur with management's conclusion that no conditions exist that would preclude AMCC and Cimaron from being parties to a business combination that would be accounted for as a pooling of interests. However, the availability of pooling of interests accounting treatment for the merger depends in part, upon circumstances and events occurring after the effective time. For example, there must be no significant changes in the business of the combined company, including significant dispositions of assets for a period of two years following the effective time. Further, affiliates of AMCC and Cimaron must not sell, or otherwise reduce their risk with respect to, any shares of either AMCC and Cimaron capital stock, except for a deminimus number as defined by certain Commission rules and regulations, during the period beginning 30 days before the effective time and continuing until the day that AMCC publicly announces financial results covering at least 30 days of combined operations of AMCC and Cimaron after the merger. AMCC expects that such combined financial results would be published in late April 1999. If affiliates of AMCC or Cimaron sell their shares of AMCC common stock prior to that time despite a contractual obligation not to do so, the merger may not qualify for accounting as a pooling of interests for financial reporting purposes. The failure of the merger to qualify for pooling of interests accounting treatment for financial reporting purposes for any reason would materially and adversely affect AMCC's reported earnings and likely, the price of AMCC's common stock.

Dependence on the Automated Test Equipment Market

   The Company historically has derived significant revenues from product sales to customers in the Automated Test Equipment ("ATE") market and currently anticipates that it will continue to derive significant revenues from sales to customers in this market in the near term. During the past year, customers in the ATE market have experienced decreased demand due primarily to slower growth in the semiconductor industry and economic turmoil in Asia. Accordingly, the Company's net revenues in the ATE markets have declined for three consecutive quarters, and the Company believes that its revenue from the ATE market will decline further.

    There can be no assurance that conditions in the semiconductor industry will improve or that the economic situation in Asia will improve. Because the Company's revenues in the ATE market depend on the demand for its customers' ATE products, any further reduction in such demand due to further downturns in the semiconductor industry or continued economic turmoil in Asia could adversely affect the Company's business, operating results and financial condition .

Dependence on High-Speed Computing Market

    The Company historically has derived significant revenues from product sales to customers in the high-speed computing market and currently anticipates that it will continue to derive significant revenues from sales to customers in this market in the near term. The market for high-speed computing IC products is subject to extreme price competition. The Company believes that the average selling prices of the Company's IC products for the high-speed computing market will decline in future periods and that the Company's gross margin on sales of such products may also decline in future periods. There can be no assurance that the Company will be able to reduce the costs of manufacturing its high-speed computing IC products in response to declining average selling prices. Even if the Company successfully utilizes new processes or technologies to reduce the manufacturing costs of its high-speed computing products in a timely manner, there can be no assurance that the Company's customers in the high-speed computing market will purchase such new products. A failure by the Company to reduce its manufacturing costs sufficiently or a failure by the Company's customers to purchase such products could have a material adverse effect on the Company's business, financial condition and operating results. Furthermore, the Company expects that certain of its competitors may seek to develop and introduce products that integrate the functions performed by the Company's high-speed computing IC products on a single chip. In addition, one or more of the Company's customers may choose to utilize discrete components to perform the functions served by the Company's high-speed computing IC products or may use their own design and fabrication facilities to create a similar product. In either case, the need for high-speed computing customers to purchase the Company's IC products could be eliminated, which could adversely affect the Company's business, financial condition and operating results. See "--Intense Competition."

Rapid Technological Change; Necessity to Develop and Introduce New Products

    The markets for the Company's products are characterized by rapidly changing technologies, evolving and competing industry standards, short product life cycles, changing customer needs, emerging competition, frequent new product introductions and enhancements, increased integration with other functions, and rapid product obsolescence. The Company's future success will depend, in large part, on its ability to develop, gain access to and use leading technologies in a cost-effective and timely manner and on its ability to continue to develop its technical and design expertise. The Company's ability to have its products designed into its customers' future products, to maintain close working relationships with key customers in order to develop new products, particularly ASSPs, that meet customers' changing needs and to respond to changing industry standards, trends towards increased integration and other technological changes on a timely and cost-effective basis will also be a critical factor in the Company's future success. Furthermore, once a customer has designed a supplier's product into its system, the customer typically is extremely reluctant to change its supply source due to significant costs associated with qualifying a new supplier. Accordingly, the failure by the Company to achieve design wins with its key customers could have a material adverse effect on the Company's business, financial condition and results of operations.

    Products for telecommunications and data communications applications, as well as for high-speed computing applications are based on industry standards that are continually evolving. The Company's ability to compete in the future will depend on its ability to identify and ensure compliance with evolving industry standards. The emergence of new industry standards could render the Company's products incompatible with products developed by major systems manufacturers. As a result, the Company could be required to invest significant time and effort and to incur significant expense to redesign the Company's products to ensure compliance with relevant standards. If the Company's products are not in compliance with prevailing industry standards for a significant period of time, the Company could miss opportunities to achieve crucial design wins. There can be no assurance that the Company will be successful in developing or using new technologies or in developing new products or product enhancements on a timely basis, or that such new technologies, products or product enhancements will achieve market acceptance. In the past, the Company has encountered difficulties in introducing new products and product enhancements in accordance with customers' delivery schedules and the Company's initial expectations. The Company could encounter such difficulties in the future. The Company's pursuit of necessary technological advances may require substantial time and expense. A failure by the Company, for technological or other reasons, to develop and introduce new or enhanced products on a timely basis that are compatible with industry standards and satisfy customer price and performance requirements could have a material adverse effect on the Company's business, financial condition and operating results. See "--Fluctuations in Operating Results," and "--Increasing Dependence on Telecommunications and Data Communications Markets and Increasing Dependence on Application-Specific Standard Products."

Intense Competition

    The semiconductor market is highly competitive and subject to rapid technological change, price erosion and heightened international competition. The telecommunications, data communications, ATE and high-speed computing industries in particular are intensely competitive. The Company believes that the principal factors of competition in its markets are price, product performance, product quality and time-to-market. The ability of the Company to compete successfully in its markets depends on a number of factors, including success in designing and subcontracting the manufacture of new products that implement new technologies, product quality, reliability, price, the efficiency of production, design wins for its IC products, ramp up of production of the Company's products for particular systems manufacturers, end-user acceptance of the systems manufacturers' products, market acceptance of competitors' products and general economic conditions. In addition, the Company's competitors may offer enhancements to existing products or offer new products based on new technologies, industry standards or customer requirements that are available to customers on a more timely basis than comparable products from the Company or that have the potential to replace or provide lower-cost alternatives to the Company's products. The introduction of such enhancements or new products by the Company's competitors could render the Company's existing and future products obsolete or unmarketable. Furthermore, once a customer has designed a supplier's product into its system, the customer is extremely reluctant to change its supply source due to the significant costs associated with qualifying a new supplier. Finally, the Company expects that certain of its competitors and other semiconductor companies may seek to develop and introduce products that integrate the functions performed by the Company's IC products on a single chip, thus eliminating the need for the Company's products. Each of these factors could have a material adverse effect on the Company's business, financial condition and results of operations. See "--Dependence on High-Speed Computing Market."

    In the telecommunications and data communications markets, the Company competes primarily against gallium arsenide ("GaAs") based companies such as Giga, Rockwell International, TriQuint and Vitesse, and silicon based products from companies such as Giga, Hewlett-Packard, Lucent, Maxim, Philips, Sony and Texas Instruments. In certain circumstances, most notably with respect to ASICs supplied to Nortel, AMCC's customers or potential customers have internal IC manufacturing capabilities, and this internal source is an alternative available to the customer. In the ATE market, the Company's products compete primarily against GaAs based products offered by Vitesse and silicon ECL and BiCMOS products offered principally by semiconductor manufacturers such as Analog Devices, Lucent Technologies and Maxim. In the high-speed computing market, the Company competes primarily against Chrontel, Cypress, ICS, PLX and Tundra. Many of these companies and potential new competitors have significantly greater financial, technical, manufacturing and marketing resources than the Company. There can be no assurance that the Company will be able to develop new products to compete with new technologies on a timely basis or in a cost-effective manner. Any failure by the Company to compete successfully in its target markets, particularly in the telecommunications and data communications markets, could have a material adverse effect on the Company's business, financial condition and results of operations. See "-- Increasing Dependence on Telecommunications and Data Communications Markets and Increasing Dependence on Application-Specific Standard Products."

Manufacturing Capacity Limitations; New Production Facility

    The Company currently manufactures a majority of its IC products at its four-inch wafer fabrication facility located in San Diego, California. The Company believes that, upon the completion of further potential expansion of capacity at its existing fabrication facility, it will be able to satisfy its production needs of products produced in its fabrication facility through 2001, although this date may vary depending on, among other things, the Company's rate of growth. The Company will be required to hire, train and manage additional production personnel in order to increase its production capacity as scheduled. In the event the Company's expansion of the manufacturing capacity of its fabrication facility is not completed on a timely basis, the Company could face production capacity constraints, which could have a material adverse effect on the Company's business, financial condition and operating results.

    Based on the Company's current forecasts of its future need for manufacturing capacity, the Company has tentative plans for the construction of a new six-inch wafer fabrication facility, initially to complement, and potentially to replace, its existing facility in San Diego. The Company is also exploring other alternatives for the expansion of its manufacturing capacity, including purchasing a wafer fabrication facility or entering into strategic relationships to obtain additional capacity. In July 1998 the Company acquired the right to purchase, in the form of a ground lease, a parcel of land as a site for its new wafer fabrication facility. This parcel of land is located approximately one quarter mile from the Company's headquarters in San Diego, California. The Company has made payments of $1.0 million related to this transaction through December 31, 1998. In December 1998, the Company exercised this right to acquire the land and will be required to make additional payments of approximately $3.7 million by May 31, 1999. The Company currently plans to acquire the site to which it has rights by mid-1999, to initiate construction of the new facility during 2000 and to complete the physical plant during 2001. Following the completion of the physical plant, the Company must install equipment and perform necessary testing prior to commencing commercial production at the facility, a process which the Company anticipates will take at least nine months. Accordingly, the Company believes the new facility will not commence commercial production prior to late 2001. This new fabrication facility will have room for additional equipment and manufacturing capacity. The Company estimates that the cost of the new wafer fabrication facility will be at least $80.0 million, of which at least $35.0 million relates to the purchase of land and construction of the building and at least $45.0 million relates to capital equipment purchases necessary to establish the initial manufacturing capacity of the facility. The Company intends to fund approximately $24.0 million of the total cost of the new facility with a portion of the proceeds from the Company's initial and secondary public offering which are now invested in short-term investments. The balance of the cost of this facility is expected to be funded through a combination of available cash, cash equivalents and short-term investments, cash from operations and additional debt, lease or equity financing. There can be no assurance that the Company will be able to obtain the additional financing necessary to fund the construction and completion of the new manufacturing facility. Any failure by the Company to obtain such financing on a timely basis could delay the completion of the facility and have a material adverse effect on the Company's business, financial condition and results of operations. As the rights to acquire the site for the Company's proposed new manufacturing facility are subject to certain conditions, there can be no assurance that the Company will be able to acquire the site in a timely manner, if at all. Any significant delay by the Company in acquiring the site or, if such site becomes unavailable, finding a new site for the potential wafer fabrication facility, could have a material adverse effect on the Company's business, financial condition and operating results. In addition, the Company's existing wafer fabrication facility is, and its proposed new wafer fabrication facility is expected to be, located in California. There can be no assurance that these facilities will not be subject to natural disasters such as earthquakes or floods. In addition, the depreciation and other expenses to be incurred by the Company in connection with the expansion of its existing manufacturing facility and in connection with its proposed new wafer fabrication facility may adversely effect the Company's gross margin in any future fiscal period. Furthermore, there can be no assurance that other alternatives to constructing a new wafer fabrication facility will be available on a timely basis or at all. See "--Dependence on Third-Party Manufacturing and Supply Relationships" and "--Need For Additional Capital."

    The construction of the new wafer fabrication facility entails significant risks, including shortages of materials and skilled labor, unforeseen environmental or engineering problems, work stoppages, weather interferences and unanticipated cost increases, any of which could have a material adverse effect on the building, equipping and production start-up of the new facility. In addition, unexpected changes or concessions required by local, state or federal regulatory agencies with respect to necessary licenses, land use permits, site approvals and building permits could involve significant additional costs and delay the scheduled opening of the facility and could reduce the Company's anticipated revenues. Also, the timing of commencement of operation of the new facility will depend upon the availability, timely delivery and successful installation and testing of the necessary process equipment. As a result of the foregoing and other factors, there can be no assurance that the new facility will be completed and in volume production within its current budget or within the period currently scheduled by the Company, which could have a material adverse effect on its business, financial condition and operating results.

    Furthermore, if the Company is unable to achieve adequate manufacturing yields in its proposed new fabrication facility in a timely manner or if the Company's revenues do not increase commensurate with the anticipated increase in manufacturing capacity associated with the new facility, the Company's business, financial condition and operating results could also be materially adversely affected. In addition, in the future, the Company may be required for competitive reasons to make capital investments in its existing wafer fabrication facility or to accelerate the timing of the construction of its new wafer fabrication facility in order to expedite the manufacture of products based on more advanced manufacturing processes. To the extent such capital investments are required, the Company's gross profit and, as a result, its business, financial condition and operating results, could be materially and adversely affected. See "--Manufacturing Yields."

    The successful operation of the Company's proposed new wafer fabrication facility, if completed, as well as the Company's overall production operations, will also be subject to numerous risks. The Company has no prior experience with the operation of the equipment or the processes involved in producing finished six-inch wafers, which differ significantly from those involved in the production of four-inch wafers. The Company will be required to hire, train and manage production personnel in order to effectively operate the new facility. The Company does not have sufficient excess production capacity at its existing San Diego facility to fully offset any failure of the proposed new wafer fabrication facility to meet planned production goals. The Company may transfer its current San Diego manufacturing operations into the proposed new wafer fabrication facility subsequent to its completion. Should this transfer occur, there can be no assurance that the Company will not experience delays in completing product testing and documentation required by customers to qualify or requalify the Company's products from this facility as being from an approved source as a result of this transfer, which could materially adversely affect the Company's business, financial condition and operating results. The

Company will also have to effectively coordinate and manage two manufacturing facilities to successfully meet its overall production goals. The Company has no experience in coordinating and managing production facilities that are located at different sites or in the transfer of manufacturing operations from one facility to another. As a result of these and other factors, the failure of the Company to successfully operate the proposed new wafer fabrication facility, to successfully coordinate and manage the two sites or to transfer the Company's manufacturing operations could adversely affect the Company's overall production and could have a material adverse effect on its business, financial condition and operating results.

Transition to New Process Technologies

    The markets for the Company's products are characterized by rapid changes in manufacturing process technologies. To provide competitive products to its target markets, the Company must develop or otherwise gain access to improved process technologies. The Company's future success will depend, in large part, upon its ability to continue to improve its existing process technologies, develop new process technologies including silicon germanium (SiGe) processes, and adapt its process technologies to emerging industry standards. The Company may in the future be required to transition one or more of its products to process technologies with smaller geometries, other materials or higher speeds in order to reduce costs and/or improve product performance. There can be no assurance that the Company will be able to improve its process technologies and develop or otherwise gain access to new process technologies, including, but not limited to silicon germanium process technologies, in a timely or affordable manner or that such improvements or developments will result in products that achieve market acceptance. A failure by the Company to improve its existing process technologies or processes or develop or otherwise gain access to new process technologies in a timely or affordable manner could adversely affect the Company's business, financial condition and operating results. See "--Rapid Technological Change; Necessity to Develop and Introduce New Products," and "--Manufacturing Capacity Limitations; New Production Facility."

Dependence on Third-Party Manufacturing and Supply Relationships

    The Company relies on outside foundries for the manufacture of certain of its products, including all of its products designed on CMOS processes, and all of its products that it anticipates will be designed on silicon germanium processes. The Company generally does not have long-term wafer supply agreements with its outside foundries that guarantee wafer or product quantities, prices or delivery lead times. Instead, the Company's products that are manufactured by outside foundries are manufactured on a purchase order basis. The Company expects that, for the foreseeable future, certain of its products will be manufactured by a single outside foundry. Because establishing relationships with new outside foundries takes several months, there is no readily available alternative source of supply for these products. A manufacturing disruption experienced by one or more of the Company's outside foundries would impact the production of the Company's products for a substantial period of time, which could have a material adverse effect on the Company's business, financial condition and operating results. Furthermore, in the event that the transition to the next generation of manufacturing technologies at one or more of the Company's outside foundries is unsuccessful or delayed, the Company's business, financial condition and operating results could be materially and adversely affected.

    There are additional risks associated with the Company's dependence upon third-party manufacturers for certain of its products, including, but not limited to, reduced control over delivery schedules, quality assurance, manufacturing yields and costs, the potential lack of adequate capacity during periods of excess demand, limited warranties on wafers or products supplied to the Company, increases in prices and potential misappropriation of the Company's intellectual property. With respect to certain of its products, the Company depends upon external foundries to produce wafers and, in some cases, finished products of acceptable quality, to deliver those wafers and products to the Company on a timely basis and to allocate to the Company a portion of their manufacturing capacity sufficient to meet the Company's needs. On occasion, the Company has experienced difficulties in causing these events to occur satisfactorily. The Company's wafer and product requirements typically represent a very small portion of the total production of these external foundries. The Company is subject to the risk that a producer will cease production on an older or lower-volume process that is used to produce the Company's parts. Additionally, there can be no assurance that such external foundries will continue to devote resources to the production of the Company's products or continue to advance the process design technologies on which the manufacturing of the Company's products are based. Any such difficulties could have a material adverse effect on the Company's business, financial condition and operating results. See "--Manufacturing Yields."

    Certain of the Company's products are assembled and packaged by third-party subcontractors. The Company does not have long-term agreements with any of these subcontractors. Such assembly and packaging is conducted on a purchase order basis. As a result of its reliance on third-party subcontractors to assemble and package its products, the Company cannot directly control product delivery schedules, which could lead to product shortages or quality assurance problems that could increase the costs of manufacturing, assembly or packaging of the Company's products. In addition, the Company may, from time to time, be required to accept price increases for such assembly or packaging services that could have a material adverse effect on the Company's business, financial condition and operating results. Due to the amount of time normally required to qualify assembly and packaging subcontractors, product shipments could be delayed significantly if the Company is required to find alternative subcontractors. In the future, the Company may contract with third parties for the testing of its products. Any problems associated with the delivery, quality or cost of the assembly, testing or packaging of the Company's products could have a material adverse effect on the Company's business, financial condition and operating results.

    Due to an industry transition to six-inch and eight-inch wafer fabrication facilities, there is a limited number of suppliers of the four-inch wafers used by the Company to build products in its existing manufacturing facility, and the Company relies on a single supplier for such wafers. Although the Company believes that it will have sufficient access to four-inch wafers to support production in its existing fabrication facility for the foreseeable future, there can be no assurance that the Company's current supplier will continue to supply the Company with four-inch wafers on a long-term basis. Additionally, the availability of manufacturing equipment needed for a four-inch process is limited and certain new equipment required for more advanced processes may not be available for a four-inch process. If the Company is not able to obtain a sufficient supply of four-inch wafers or to obtain the requisite equipment for be four-inch process, the Company's business, financial condition and operating results would be materially adversely affected.

Customer Concentration

    Historically, a relatively small number of customers has accounted for a significant portion of the Company's revenues in any particular period. The Company has no long-term volume purchase commitments from any of its major customers. In fiscal 1997, fiscal 1998, the first nine months of fiscal 1999 and the quarter ended December 31, 1998, the Company's five largest customers accounted for approximately 44%, 46%, 56% and 62% of the Company's revenues in each of such periods and sales to Nortel accounted for approximately 20%, 21%, 18% and 20% of the Company's revenues in each of such periods. Raytheon Systems Co. accounted for 14% of the net revenues for both the three months and nine months ended December 31, 1998, respectively, including $3.0 million and $6.1 million of shipments in the three months and nine months ending December 31, 1998, respectively, relating to the partial fulfillment of an end-of-life order for integrated circuits used in its high speed radar systems. The Company believes that the $13.2 million balance of this end-of-life order, which is included in the Company's backlog of $38.3 million at December 31, 1998, is expected to be shipped over the next 3 to 4 quarters. The Company anticipates that sales of its products to relatively few customers will continue to account for a significant portion of its revenues. In the event of a reduction, delay or cancellation of orders from one or more significant customers or if one or more of its significant customers select products manufactured by one of the Company's competitors for inclusion in future product generations, the Company's business, financial condition and operating results could be materially and adversely affected. There can be no assurance that the Company's current customers will continue to place orders with the Company, that orders by existing customers will continue at current or historical levels or that the Company will be able to obtain orders from new customers. The loss of one or more of the Company's current significant customers could materially and adversely affect the Company's business, financial condition and operating results. See"--Intense Competition," and "Management's Discussion and Analysis of Financial Condition and Results of Operations".

Management of Growth

    The Company has experienced, and may continue to experience, periods of rapid growth and expansion, which have placed, and could continue to place, a significant strain on the Company's limited personnel and other resources. To manage these expanded operations effectively, the Company will be required to continue to improve its operational, financial and management systems and to successfully hire, train, motivate and manage its employees. The Company's ability to manage growth successfully will require such personnel to work together effectively. In addition, the expansion of the Company's current wafer fabrication facility, the construction and operation of the Company's planned wafer fabrication facility, the initial integration of the proposed new wafer fabrication facility with the Company's current facility and the subsequent potential transfer of the Company's manufacturing operations to the proposed new wafer fabrication facility will require significant management, technical and administrative resources. There can be no assurance that the Company will be able to manage its growth or effectively integrate its planned wafer fabrication facility into its current operations, and a failure to do so could have a material adverse effect on the Company's business, financial condition and operating results.

Dependence on Qualified Personnel

    The Company's future success depends in part on the continued service of its key design engineering, sales, marketing and executive personnel and its ability to identify, hire and retain additional personnel. There is intense competition for qualified personnel in the semiconductor industry, in particular design engineers, and there can be no assurance that the Company will be able to continue to attract and train such engineers or other qualified personnel necessary for the development of its business or to replace engineers or other qualified personnel who may leave the Company's employ in the future. The Company's anticipated growth is expected to place increased demands on the Company's resources and will likely require the addition of new management personnel and the development of additional expertise by existing management personnel. Although the Company has entered into an "at-will" employment agreement with David M. Rickey, the Company's President and Chief Executive Officer, the Company has not entered into fixed term employment agreements with any of its executive officers, except for one year employment agreements with Ram Sudireddy, Vice President, Cimaron and Gary Martin, Vice President and Chief Technical Officer, Cimaron. In addition, the Company has not obtained key-man life insurance on any of its executive officers or key employees. Loss of the services of, or failure to recruit, key design engineers or other technical and management personnel could be significantly detrimental to the Company's product and process development programs or otherwise have a material adverse effect on the Company's business, financial condition and operating results.

Need for Additional Capital

    The Company requires substantial working capital to fund its business, particularly to finance inventories and accounts receivable and for capital expenditures. The Company believes its available cash, cash equivalents and short-term investments and cash generated from operations, will be sufficient to meet the Company's capital requirements through the next 12 months, although the Company could be required, or could elect, to seek to raise additional financing during such period. The Company's future capital requirements will depend on many factors, including the costs associated with the expansion of its manufacturing operations, the rate of revenue growth, the timing and extent of spending to support research and development programs and expansion of sales and marketing, the timing of introductions of new products and enhancements to existing products, and market acceptance of the Company's products. Additionally, the Company may elect to acquire other businesses, which would entail the issuance of the Company's stock and the payment of cash. The Company may elect to raise additional cash to finance such transactions. The Company expects that it will need to raise additional debt or equity financing in the future, primarily for purposes of financing the acquisition of property for its proposed new wafer fabrication facility, the construction of the proposed new wafer fabrication facility and the purchase of equipment for the proposed new wafer fabrication facility. There can be no assurance that such additional debt or equity financing will be available on commercially reasonable terms or at all.

Uncertainty Regarding Patents and Protection of Proprietary Rights

    The Company relies in part on patents to protect its intellectual property. There can be no assurance that the Company's pending patent applications or any future applications will be approved, or that any issued patents will provide the Company with competitive advantages or will not be challenged by third parties, or that if challenged, will be found to be valid or enforceable, or that the patents of others will not have an adverse effect on the Company's ability to do business. Furthermore, there can be no assurance that others will not independently develop similar products or processes, duplicate the Company's products or processes or design around any patents that may be issued the Company.

    To protect its intellectual property, the Company also relies on the combination of mask work protection under the Federal Semiconductor Chip Protection Act of 1984, trademarks, copyrights, trade secret laws, employee and third-party nondisclosure agreements and licensing arrangements. Despite these efforts, there can be no assurance that others will not independently develop substantially equivalent intellectual property or otherwise gain access to the Company's trade secrets or intellectual property, or disclose such intellectual property or trade secrets, or that the Company can meaningfully protect its intellectual property. A failure by the Company to meaningfully protect its intellectual property could have a material adverse effect on the Company's business, financial condition and operating results.

    As a general matter, the semiconductor industry is characterized by substantial litigation regarding patent and other intellectual property rights. The Company in the past has been and in the future may be notified that it may be infringing the intellectual property rights of third parties. The Company has certain indemnification obligations to customers with respect to the infringement of third-party intellectual property rights by its products. There can be no assurance that infringement claims by third parties or claims for indemnification by customers or end users of the Company's products resulting from infringement claims will not be asserted in the future or that such assertions, if proven to be true, will not materially adversely affect the Company's business, financial condition or operating results. On July 31, 1998, the Lemelson Medical, Education & Research Foundation Limited Partnership (the "Lemelson Partnership") filed a lawsuit in the U.S. District Court for the District of Arizona against 26 companies, including the Company, engaged in the manufacture and/or sale of IC products. The complaint alleges infringement by the defendants of certain U.S. patents (the "Lemelson Patents") held by the Lemelson Partnership relating to certain semiconductor manufacturing processes. On November 25, 1998, the Company was served a summons pursuant to this lawsuit. The complaint seeks, among other things, injunctive relief and unspecified treble damages. Previously, the Lemelson Partnership has offered the Company a license under the Lemelson patents. The Company is monitoring this matter and, although the ultimate outcome of this matter is not currently determinable, the Company believes, based in part on the licensing terms previously offered by the Lemelson Partnership, that the resolution of this matter will not have a material adverse effect on the Company's financial position or liquidity; however, there can be no assurance that the ultimate resolution of this matter will not have a material adverse effect on the Company's results of operations for any quarter. Furthermore, there can be no assurance that the Company would prevail in any such litigation.

    Any litigation relating to the intellectual property rights of third parties, including, but not limited to the Lemelson Patents, whether or not determined in the Company's favor or settled by the Company, would at a minimum be costly and could divert the efforts and attention of the Company's management and technical personnel, which could have a material adverse effect on the Company's business, financial condition or operating results. In the event of any adverse ruling in any such matter, the Company could be required to pay substantial damages, which could include treble damages, cease the manufacturing, use and sale of infringing products, discontinue the use of certain processes or obtain a license under the intellectual property rights of the third party claiming infringement. There can be no assurance, however, that a license would be available on reasonable terms or at all. Any limitations on the Company's ability to market its products, any delays and costs associated with redesigning its products or payments of license fees to third parties or any failure by the Company to develop or license a substitute technology on commercially reasonable terms could have a material adverse effect on the Company's business, financial condition and operating results.

International Sales

    International sales (including sales to Canada) accounted for 40%, 42% and 40% of revenues in fiscal 1997, fiscal 1998 and the first nine months of fiscal 1999, respectively. International sales may increase in future periods and may account for an increasing portion of the Company's revenues. As a result, an increasing portion of the Company's revenues may be subject to certain risks, including changes in regulatory requirements, tariffs and other barriers, timing and availability of export licenses, political and economic instability, difficulties in accounts receivable collections, natural disasters, difficulties in staffing and managing foreign subsidiary and branch operations, difficulties in managing distributors, difficulties in obtaining governmental approvals for telecommunications and other products, foreign currency exchange fluctuations, the burden of complying with a wide variety of complex foreign laws and treaties and potentially adverse tax consequences. Although less than eight percent of the Company's revenues were attributable to sales in Asia during the nine months ended December 31, 1998, the recent economic instability in certain Asian countries could adversely affect the Company's business, financial condition and operating results, particularly to the extent that this instability impacts the sales of products manufactured by the Company's customers. The Company is also subject to the risks associated with the imposition of legislation and regulations relating to the import or export of high technology products. The Company cannot predict whether quotas, duties, taxes or other charges or restrictions upon the importation or exportation of the Company's products will be implemented by the United States or other countries. Because sales of the Company's products have been denominated to date primarily in United States dollars, increases in the value of the United States dollar could increase the price of the Company's products so that they become relatively more expensive to customers in the local currency of a particular country, leading to a reduction in sales and profitability in that country. Future international activity may result in increased foreign currency denominated sales. Gains and losses on the conversion to United States dollars of accounts receivable, accounts payable and other monetary assets and liabilities arising from international operations may contribute to fluctuations in the Company's results of operations. Some of the Company's customer purchase orders and agreements are governed by foreign laws, which may differ significantly from United States laws. Therefore, the Company may be limited in its ability to enforce its rights under such agreements and to collect damages, if awarded. Any of the foregoing factors could have a material adverse effect on the Company's business, financial condition and operating results.

Environmental Regulations

    The Company is subject to a variety of federal, state and local governmental regulations related to the use, storage, discharge and disposal of toxic, volatile or otherwise hazardous chemicals used in its manufacturing process. Any failure to comply with present or future regulations could result in the imposition of fines on the Company, the suspension of production or a cessation of operations. In addition, such regulations could restrict the Company's ability to expand its facilities at its present location or construct or operate its planned wafer fabrication facility or could require the Company to acquire costly equipment or incur other significant expenses to comply with environmental regulations or clean up prior discharges. In this regard, since 1993 the Company has been named as a potentially responsible party ("PRP") along with a large number of other companies that used Omega Chemical Corporation ("Omega") in Whittier, California to handle and dispose of certain hazardous waste material. The Company is a member of a large group of PRPs that has agreed to fund certain remediation efforts at the Omega site, which efforts are ongoing. To date, the Company's payment obligations with respect to such funding efforts have not been material and the Company believes that its future obligations to fund such efforts will not have a material adverse effect on its business, financial condition or operating results. Although the Company believes that it is currently in material compliance with applicable environmental laws and regulations, there can be no assurance that the Company is or will be in material compliance with such laws or regulations or that the Company's future obligations to fund any remediation efforts, including those at the Omega site, will not have a material adverse effect on the Company's business, financial condition or operating results.

    The Company uses significant amounts of water throughout its manufacturing process. Previous droughts in California have resulted in restrictions being placed on water use by manufacturers and residents in California. In the event of future drought, reductions in water use may be mandated generally, and it is unclear how such reductions will be allocated among California's different users. There can be no assurance that near term reductions in water allocations to manufacturers will not occur, which could have a material adverse affect on the Company's business, financial condition or operating results.

Volatility of Stock Price

    The market price of the Common Stock has fluctuated significantly to date. In addition, the market price of the Common Stock could be subject to significant fluctuations due to general market conditions and in response to quarter-to-quarter variations in the Company's anticipated or actual operating results; announcements or introductions of new products; technological innovations or setbacks by the Company or its competitors; conditions in the semiconductor, telecommunications, data communications, ATE, high-speed computing or military markets; the commencement of litigation; changes in estimates of the Company's performance by securities analysts; announcements of merger or acquisition transactions; and other events or factors. In addition, the stock market in recent years has experienced extreme price and volume fluctuations that have affected the market prices of many high technology companies, particularly semiconductor companies, and that have often been unrelated or disproportionate to the operating performance of companies. These fluctuations, as well as general economic and market conditions, may affect adversely the market price of the Common Stock.

Year 2000

    As a semiconductor manufacturer with its own wafer fabrication facility, the Company is dependent on computer systems and manufacturing equipment with embedded hardware or software to conduct its business. The Company has developed and is currently executing a plan designed to make its computer systems, applications, computer and manufacturing equipment and facilities Year 2000 ready. The plan covers five stages including (i) inventory, (ii) assessment, (iii) remediation,
(iv) testing, and (v) contingency planning. As of December 31, 1998, the Company is in the process of performing the inventory and assessment stages and expects to complete these stages in March 1999. The Company will primarily utilize internal resources to reprogram, or replace where necessary, and test the software for Year 2000 modifications. The remediation, testing and contingency planning stages are targeted to be completed in November 1999.

    The Company is initiating communications with its critical external suppliers to determine the extent to which the Company may be vulnerable to such parties' failure to resolve their own Year 2000 issues. Where practicable, the Company will assess and attempt to mitigate its risks with respect to the failure of these entities to be Year 2000 ready. The effect, if any, on the Company's results of operations from the failure of such parties to be Year 2000 ready, is not reasonably estimable.

    To date, the Company has incurred and expensed approximately $200,000 related to the Year 2000 project and expects to incur an additional $700,000 on
completing the Year 2000 project.   Approximately one-half the costs associated
with the Year 2000 project will be internal resources that have been reallocated from other projects with the balance of costs reflecting incremental spending for equipment and software upgrades. The costs of the Year 2000 Project will be funded through operating cash flows with the cost of internal resources expensed as incurred and the cost of equipment and software upgrades capitalized or expensed in accordance with the Company's policy on property and equipment.

    The costs of the project and the date on which the Company plans to complete the Year 2000 modifications are based on management's best estimates, which were derived utilizing numerous assumptions of future events including the continued availability of certain resources, third party modification plans and other factors. However, there can be no guarantee that these estimates will be achieved and actual results could differ materially from those plans. Specific factors that might cause such material differences include, but are not limited to, the availability and cost of personnel trained in this area, the ability to locate and correct all relevant computer codes, the ability to identify and correct equipment with embedded hardware or software and similar uncertainties. See "--Factors That May Affect Future Results--Year 2000".

Effect of Anti-Takeover Provisions

    The Company's Board of Directors has the authority to issue up to 2,000,000 shares of Preferred Stock and to determine the price, rights, preferences and privileges and restrictions, including voting rights, of those shares without any further vote or action by the Company's stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any shares of Preferred Stock that may be issued in the future. The issuance of Preferred Stock may delay, defer or prevent a change in control of the Company, as the terms of the Preferred Stock that might be issued could potentially prohibit the Company's consummation of any merger, reorganization, sale of substantially all of its assets, liquidation or other extraordinary corporate transaction without the approval of the holders of the outstanding shares of Preferred Stock. In addition, the issuance of Preferred Stock could have a dilutive effect on stockholders of the Company. Section 203 of the Delaware General Corporation Law, to which the Company is subject, restricts certain business combinations with any "interested stockholder" as defined by such statute. The statute may delay, defer or prevent a change of control of the Company.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

        (c)  Exhibits.
             --------

        99.1 Press Release dated March 3, 1999 announcing the execution of the Agreement and Plan of Merger.

                                  SIGNATURES


    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                              APPLIED MICRO CIRCUITS CORPORATION



Date: April 8, 1999                    By:  /s/ JOEL O. HOLLIDAY
                                            --------------------
                                            Joel O. Holliday
                                            Chief Financial Officer

                               INDEX TO EXHIBITS
                                                              Page Number Under
                                                            Sequential Numbering
 Exhibit No.                       Exhibit                         System
------------   --------------------------------------------        ------
   99.1        Press Release dated March 3, 1999 announcing          40
               the execution of the Agreement and Plan of Merger.